Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President—Finance and
Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE ANNOUNCES EARNINGS OF

$0.57 PER DILUTED SHARE, IN LINE WITH THIRD-QUARTER GUIDANCE

Achieves Third-Quarter Operating Ratio of 90.5%

THOMASVILLE, N.C. (October 30, 2003)—Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced record financial results for the third quarter and nine months ended September 30, 2003. Revenue from operations increased 18.0% to $176,873,000 for the third quarter from $149,931,000 for the third quarter of 2002. Net income grew 42.5% to $9,116,000 from $6,396,000. Earnings per diluted share were $0.57 for the quarter, up 11.8% from $0.51 for the third quarter of 2002, on a 28.7% increase in weighted average diluted shares outstanding primarily due to the November 2002 stock offering. OD’s operating ratio improved to 90.5% for the third quarter of 2003 from 91.9% for the third quarter of 2002. All prior-period share and per share data in this release have been adjusted to reflect the Company’s three-for-two stock split effective in June 2003.

For the first nine months of 2003, revenue from operations increased 18.4% to $493,555,000 from $416,747,000 for the first nine months of 2002. Net income increased 52.9% to $19,872,000 from $12,999,000. Earnings per diluted share increased 19.2% to $1.24 for the first nine months of 2003 from $1.04 for the same period in 2002 on a 28.7% increase in weighted average diluted shares outstanding. OD’s operating ratio improved to 92.4% for the latest nine months from 93.8% for the first nine months of 2002.

Earl E. Congdon, Chairman and Chief Executive Officer of Old Dominion, commented, “We are pleased that OD’s third quarter operating results have continued at the high end of our original guidance, that was established at the beginning of the year. We are also encouraged that in spite of the operating disruptions caused during the quarter by Hurricane Isabel and the power blackout in the Northeast and Midwest, which we believe reduced third-quarter operating profit by approximately $400,000, stronger economic activity and increased market share drove record revenues, net income and earnings per share for the Company.

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500 Old Dominion Way • Thomasville, North Carolina 27360 • (336) 889-5000

www.odfl.com

ODFL Reports Third-Quarter Earnings

October 30, 2003

“One of the clear signals of heightened third-quarter 2003 economic activity was the sequential monthly increase in our LTL weight per shipment. While this metric was still below the third quarter of 2002, it has increased every month since an April 2003 low. Two additional metrics that reflect OD’s profitable third-quarter growth compared with the third quarter last year were our 13.9% increase in LTL shipments and 5.0% increase in LTL revenue per hundredweight, or approximately 4.1% excluding our fuel surcharge.

“During the third quarter, we further improved our ability to leverage a strengthening economy by opening new service centers in Brooklyn, New York; Columbia, Missouri; Fort Smith, Arkansas; and New Haven, Connecticut. Further, we plan to expand our full-state coverage services in the fourth quarter of 2003 to include Arkansas, Louisiana and Missouri. With this expansion, we will provide full-state service to 27 of the 38 states we serve.

“Since the end of the third quarter of 2003, we have continued to execute our strategic expansion plan through lease or purchase commitments for service centers in Alexandria, Louisiana; Bakersfield and Chico, California; Dayton, Ohio; La Crosse, Wisconsin; Minneapolis, Minnesota; and Wilmington, Delaware. We also plan to open a breakbulk facility in Carlisle, Pennsylvania in early November 2003, which combined with the Indianapolis, Indiana breakbulk facility purchased in the second quarter of 2003, will provide us with improved operating capacity and efficiency throughout our entire service center network.

“Based on OD’s results for the first nine months of 2003 and our assessment of current and near-term business conditions, we affirm our previous guidance for earnings per diluted share for 2003 in a range of $1.67 to $1.73, and we establish guidance for earnings per diluted share for the fourth quarter of 2003 in a range of $0.43 to $0.49, compared with $0.38 for the fourth quarter of 2002. In addition, we today establish our guidance for earnings per diluted share for 2004 in a range of $2.05 to $2.15.

“Our confidence in OD’s prospects for continuing profitable growth is based on the momentum we have developed as the leading LTL carrier offering regional and inter-regional service,” concluded Mr. Congdon. “We have built this position through the consistent implementation of growth strategies focused on providing better and more comprehensive services to our customers. As a result, we are well positioned—through our differentiated products and services, advanced technology, extensive infrastructure, flexible nonunion work force and strong financial position—to meet the increasing demand among companies across the country for integrated, single-source solutions to their freight transportation needs.”

Old Dominion will hold a conference call to discuss this release today at 11:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com or by going to www.vcall.com at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at these Web sites shortly after the call through the end of business on November 30, 2003. A telephonic replay will also be available through November 6, 2003, at 719-457-0820, Confirmation Number 538065.

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ODFL Reports Third-Quarter Earnings

October 30, 2003

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (4) the availability and cost of fuel; (5) difficulty in attracting or retaining qualified drivers; (6) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury and workers’ compensation and the costs of insurance; (7) the Company’s significant ongoing cash requirements; (8) the availability and cost of new equipment; (9) the costs of compliance with, or liability for violation of, existing or future governmental regulation; (10) seasonal trends in the industry, including the possibility of harsh weather conditions; (11) the Company’s dependence on key employees; (12) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (13) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one to four day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 38 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 24 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining 12 states as well as international services around the globe.

OLD DOMINION FREIGHT LINE, INC.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2003	2002	Chg.	2003	2002	Chg.
Revenue from operations	$176,873	$149,931	18.0%	$493,555	$416,747	18.4%
Operating income	$16,778	$12,105	38.6%	$37,635	$25,863	45.5%
Operating ratio	90.5%	91.9%		92.4%	93.8%
Net income	$9,116	$6,396	42.5%	$19,872	$12,999	52.9%
Basic and diluted earnings per share(1)	$0.57	$0.51	11.8%	$1.24	$1.04	19.2%
Weighted average shares outstanding(1)
Basic	16,053	12,476	28.7%	16,040	12,474	28.6%
Diluted	16,071	12,484	28.7%	16,060	12,481	28.7%

(1)	Adjusted to reflect a three-for-two stock split effective June 16, 2003.

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OLD DOMINION FREIGHT LINE, INC.

Statements of Operations

(In thousands, except per share amounts)
	Third Quarter					Year To Date
	2003		2002		%Chg.	2003		2002		%Chg.
Revenue	$176,873	100.0%	$149,931	100.0%	18.0%	$493,555	100.0%	$416,747	100.0%	18.4%
Operating expenses:
Salaries, wages & benefits	102,843	58.2%	88,488	59.0%	16.2%	291,827	59.1%	251,079	60.3%	16.2%
Purchased transportation	5,882	3.3%	5,397	3.6%	9.0%	15,646	3.2%	14,237	3.4%	9.9%
Operating supplies & expenses	18,052	10.2%	14,869	9.9%	21.4%	53,551	10.9%	40,428	9.7%	32.5%
Depreciation & amortization	9,949	5.6%	7,735	5.2%	28.6%	28,081	5.7%	22,930	5.5%	22.5%
Building and office equipment rents	1,880	1.1%	1,894	1.3%	(0.7%)	5,467	1.1%	5,613	1.4%	(2.6%)
Operating taxes & licenses	6,794	3.8%	5,724	3.8%	18.7%	19,614	4.0%	16,878	4.1%	16.2%
Insurance & claims	4,290	2.4%	4,446	3.0%	(3.5%)	13,221	2.7%	12,664	3.0%	4.4%
Communications & utilities	2,705	1.5%	2,481	1.6%	9.0%	7,589	1.5%	7,591	1.8%	(0.0%)
General supplies & expenses	5,900	3.4%	5,133	3.4%	14.9%	17,038	3.4%	15,146	3.6%	12.5%
Miscellaneous expenses, net	1,800	1.0%	1,659	1.1%	8.5%	3,886	0.8%	4,318	1.0%	(10.0%)
Total operating expenses	160,095	90.5%	137,826	91.9%	16.2%	455,920	92.4%	390,884	93.8%	16.6%
Operating income	16,778	9.5%	12,105	8.1%	38.6%	37,635	7.6%	25,863	6.2%	45.5%
Other deductions:
Interest expense, net	1,531	0.9%	1,499	1.0%	2.1%	4,528	0.9%	4,279	1.0%	5.8%
Other expense, net	179	0.1%	122	0.1%	46.7%	261	0.0%	275	0.1%	(5.1%)
Income before income taxes	15,068	8.5%	10,484	7.0%	43.7%	32,846	6.7%	21,309	5.1%	54.1%
Provision for income taxes	5,952	3.3%	4,088	2.7%	45.6%	12,974	2.7%	8,310	2.0%	56.1%
Net income	$9,116	5.2%	$6,396	4.3%	42.5%	$19,872	4.0%	$12,999	3.1%	52.9%

Earnings per Share:

Basic and diluted	$0.57		$0.51			$1.24		$1.04
Weighted average outstanding shares:
Basic	16,053		12,476			16,040		12,474
Diluted	16,071		12,484			16,060		12,481

OLD DOMINION FREIGHT LINE, INC.

	Third Quarter			Year To Date
Operating Statistics	2003	2002	%Chg.	2003	2002	%Chg.
( * In thousands)
Operating ratio	90.5%	91.9%	(1.5%)	92.4%	93.8%	(1.5%)
Intercity miles *	49,373	42,391	16.5%	139,731	119,917	16.5%
LTL tons *	584	518	12.7%	1,635	1,471	11.1%
Total tons *	800	714	12.0%	2,246	2,044	9.9%
LTL shipments *	1,129	991	13.9%	3,191	2,814	13.4%
Total shipments *	1,153	1,013	13.8%	3,258	2,876	13.3%
Percent LTL revenue	91.4%	91.4%	0.0%	91.4%	91.2%	0.2%
Revenue per intercity mile	$3.58	$3.54	1.1%	$3.53	$3.48	1.4%
LTL revenue per LTL hundredweight	$14.41	$13.73	5.0%	$14.38	$13.34	7.8%
LTL weight per LTL shipment	1,034	1,045	(1.1%)	1,025	1,045	(1.9%)
LTL revenue per LTL shipment	$148.99	$143.57	3.8%	$147.36	$139.43	5.7%
Average length of haul	924	900	2.7%	925	902	2.5%

Balance Sheets	Sept. 30, 2003	Dec. 31, 2002
(In thousands)
Current Assets	$107,791	$114,545
Net Property and Equipment	307,288	255,827
Other Assets	20,737	19,106

Total Assets	$435,816	$389,478

Current Maturities	$22,671	$11,139
Other Current Liabilities	63,669	51,991

Total Current Liabilities	86,340	63,130
Long Term Debt	76,665	82,084
Other Long Term Liabilities	48,355	40,701

Total Liabilities	211,360	185,915
Equity	224,456	203,563

Total Liabilities & Equity	$435,816	$389,478

Notes:	Financial and Operating data are unaudited. LTL is less than 10,000 lbs.